Exhibit (a)(1)(iv)

LETTER TO CLIENTS

FORD MOTOR COMPANY

Offer to Pay a Premium for Conversion of
Any and All of its Outstanding
4.25% Senior Convertible Notes due December 15, 2036
(CUSIP No. 345370CF5)
Into Shares of Ford Motor Company Common Stock

Pursuant to the Offering Circular dated March 4, 2009

The Exchange Offer will expire at 9:00 a.m., New York City time, on April 3, 2009 (the “Expiration Date”), unless extended or earlier terminated by Ford. In order to be eligible to receive the cash and shares of Common Stock offered upon tender of the Convertible Notes pursuant to the Exchange Offer, holders of Convertible Notes must tender and not withdraw their Convertible Notes before the Expiration Date (as it may be extended or earlier terminated).

Convertible Notes tendered in the Exchange Offer may be withdrawn at any time prior to the Expiration Date (as it may be extended or earlier terminated).

To Our Clients:

We are enclosing herewith the documents listed below relating to the offer (the “Exchange Offer”) by Ford Motor Company, a Delaware corporation (“Ford” or the “Company”), to pay a premium to holders of any and all of its outstanding 4.25% Senior Convertible Notes due December 15, 2036 (the “Convertible Notes”) who elect to convert their Convertible Notes into shares of Ford’s common stock, $.01 par value per share (“Common Stock”) upon the terms and subject to the conditions set forth in the offering circular dated March 4, 2009 (the “Offering Circular” ), and the accompanying letter of transmittal (the “Letter of Transmittal”). Certain terms used but not defined herein have the meanings ascribed to them in the Offering Circular.

The consideration in this Exchange Offer for each $1,000 principal amount of Convertible Notes validly tendered and accepted for conversion is (a) 108.6957 shares of Common Stock; (b) a cash payment of $80.00 and (c) accrued and unpaid interest to, but excluding, the settlement date, which is expected to be approximately $13.34 payable in cash. Convertible Notes may be tendered for conversion in a minimum denomination of $1,000 aggregate principal amount of Convertible Notes and integral multiples thereof.

Only Convertible Notes validly tendered and not properly withdrawn prior to 9:00 a.m., New York City time, on the Expiration Date will be accepted for exchange.

For your information, enclosed herewith are copies of the following documents:

1.      Offering Circular; and

2.      Letter of Transmittal (together with accompanying Substitute Form W-9 and related Guidelines).

The Exchange Offer is subject to certain conditions. See the section of the Offering Circular entitled “Terms of the Exchange Offer—Conditions of the Exchange Offer.”

Ford will not pay any fee, commission or expense to any broker or dealer or to any other persons (other than to the Exchange Agent and the Information Agent) in connection with the solicitation of tenders of the Convertible Notes pursuant to the Exchange Offer. Ford will not pay or cause to be paid any transfer taxes payable on the transfer of the Convertible Notes to Ford, except as otherwise provided in Instruction 6 of the enclosed Letter of Transmittal.

We are the holder of your Convertible Notes through our account with The Depository Trust Company (“DTC”). A tender of Convertible Notes can be made only by us as a DTC participant and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Convertible Notes held by us for your account.

We request instructions as to whether you wish to tender any or all of the Convertible Notes held by us through our DTC account pursuant to the terms and conditions set forth in the Offering Circular and the Letter of Transmittal.

We urge you to read the Offering Circular, including the documents incorporated by reference therein, and the Letter of Transmittal carefully before instructing us to tender your Convertible Notes. You may use the attached form to give your instructions.

PLEASE RETURN YOUR INSTRUCTIONS TO US IN THE ENCLOSED ENVELOPE OR CONTACT YOUR REPRESENTATIVE WITH INSTRUCTIONS TO PERMIT US TO TENDER YOUR CONVERTIBLE NOTES PRIOR TO THE EXPIRATION DATE.

INSTRUCTIONS TO THE DEPOSITORY TRUST COMPANY PARTICIPANT

To The Depository Trust Company Participant:

The undersigned hereby acknowledges receipt of the Offering Circular, dated March 4, 2009 (the “Offering Circular”), of Ford Motor Company, a Delaware corporation (“Ford”), and the accompanying letter of transmittal (the “Letter of Transmittal”), which together set forth the terms and conditions of the offer (the “Exchange Offer”) by Ford to pay a premium to holders of any and all of its outstanding 4.25% Senior Convertible Notes due December 15, 2036 (the “Convertible Notes”) who elect to convert their Convertible Notes into shares of Ford’s common stock, $.01 par value per share upon the terms and subject to the conditions set forth in the Offering Circular and in the Letter of Transmittal. Certain terms used but not defined herein have the meanings ascribed to them in the Offering Circular.

This will instruct you as to the action to be taken by you, for the account of the undersigned, relating to the Exchange Offer.

The aggregate principal amount of Convertible Notes held by you through your account with The Depository Trust Company (“DTC ”) for the account of the undersigned is (fill in amount): $_____ aggregate principal amount of Convertible Notes.

With respect to the Exchange Offer, the undersigned hereby instructs you (check appropriate box):

☐
To tender the following aggregate principal amount of Convertible Notes held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offering Circular and the Letter of Transmittal (insert aggregate principal amount of Convertible Notes to be tendered, if any): $_____ aggregate principal amount of Convertible Notes.*

The aggregate principal amount of Convertible Notes beneficially owned by the undersigned that are held by Participants other than you, which the undersigned is tendering for conversion (insert aggregate principal amount of Convertible Notes): $_____ aggregate principal amount of Convertible Notes

☐	Not to tender any aggregate principal amount of Convertible Notes held by you for the account of the undersigned.

_________________
*	Unless otherwise indicated, the entire amount of Convertible Notes indicated above as held by the Participant for the account of the undersigned will be tendered in $1,000 integral multiples.

Name(s) of beneficial owner(s):
Signature(s)
Name(s):
(Please Print)
Address(es):
Telephone Number(s):
Taxpayer Identification or Social Security Number(s):
Date:
SIGN HERE: